Exhibit 5.1

Pillsbury Winthrop Shaw Pittman LLP 2550 Hanover Street | Palo Alto, CA 94304-1115 | tel 650.233.4500 | fax 650.233.4545

August 8, 2018

SYNNEX Corporation

44201 Nobel Drive

Fremont, CA 94538

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We are acting as counsel for SYNNEX Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of 13,137,943 shares (the “Shares”) of common stock, par value $0.001 per share (the “Common Stock”), of the Company, to be issued in connection with the merger contemplated by the Agreement and Plan of Merger dated as of June 28, 2018, by and among the Company, Delta Merger Sub I, Inc., Delta Merger Sub II, LLC, and Convergys Corporation (the “Merger Agreement”), which includes 1,413,821 shares of Common Stock issuable upon conversion of outstanding convertible debentures of Convergys Corporation, which Merger Agreement is described in such Registration Statement and filed as an exhibit thereto.

We have reviewed and are familiar with such corporate proceedings and other matters as we have considered relevant or necessary for the opinions expressed in this letter. Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the Merger Agreement, will be validly issued, fully paid and nonassessable. The opinions set forth in this letter are limited to the General Corporation Law of the State of Delaware, as in effect on the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Joint Proxy Statement/Prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP